Exhibit 10.1

December 22, 2025

Joe Yost

Re:   GPI Retention Bonus

Dear Joe,

Graphic Packaging International, LLC (together with any of its subsidiaries, “GPI” or the “Company”) is offering you this Retention Bonus Agreement (“the Agreement”), pursuant to which you will earn a monetary bonus (“Retention Bonus”) if you remain employed with the Company through January 2, 2027, and meet the other requirements set forth in this Agreement.

In consideration for the mutual promises set forth herein, the terms of the Agreement are as follows:

1.	Amount of Retention Bonus. If you meet the eligibility requirements outlined below, the Company will pay you a lump-sum payment of $2,000,000, less applicable taxes and withholdings.

2.

Retention Bonus Payment. Subject to the terms and conditions of this Agreement, the Retention Bonus will be due and payable on the earlier of the following (each such date shall be referred to as the “Payment Date”):

a.	The next regularly scheduled pay date following January 2, 2027; or

b.	The next regularly scheduled pay date following the date of your termination of employment (i) due to your death or disability; (ii) by the Company without Cause; or (iii) by you for Good Reason.

For purposes of this Agreement, “disability” shall have the same meaning as provided under the Company’s Long-Term Disability Plan. “Cause” shall have the same meaning as set forth in the Company’s Termination of Employment Policy. “Good Reason” means termination of employment initiated by Mr. Yost within 180 days following any of the following events taken without his consent, provided he has given the Company written notice of such event within 30 days after the first occurrence of such event and the Company has not cured such event within 30 days thereafter: (i) a material diminution of Mr. Yost’s authority, job duties, and responsibilities; or (ii) a material change in the geographic location at which Mr. Yost is required to perform services such that he must permanently relocate more than 50 miles from the his current residence; or (iii) a reduction of the Mr. Yost’s base salary in excess of 10%, unless the same percentage reduction is uniformly applied to all similarly situated employees.

3.	Eligibility for the Retention Bonus. To be eligible for the Retention Bonus, you must continue to work for the Company through January 2, 2027.

4.

No Change to Employment. This Agreement does not change the nature or terms of your employment relationship with the Company. Your employment remains “at will”; either the Company or you can terminate your employment at any time.

5.

Effect on Other Benefits. The payment of any Retention Bonus will not change your entitlement to, or the amount of, any severance or other payment or benefit to which you are entitled under any of the Company’s other plans, policies, or schemes.

6.	General Provisions.

a.

This is the sole and exclusive agreement with you concerning the payment of a Retention Bonus. This agreement may only be modified, in writing, by the Executive Vice President of Human Resources for Graphic Packaging International.

b.

This Agreement is intended to be exempt from Section 409A of the Internal Revenue code, as amended, and shall, at all times, be interpreted in accordance with such intent. You shall have no binding right to distributions made in error or any right to designate the timing of payment of any Retention Bonus.

c.	This Agreement is assignable to any successor of Graphic Packaging International.

d.	This Agreement shall be governed by the laws of the State of Georgia, without giving effect to conflict of law principles.

Joe, we look forward to your continued contributions to the Company. Please acknowledge by signing below that you have read, understood, and agree to the terms of The Agreement.

Sincerely,

Elizabeth Spence
Executive Vice President, Human Resources

I have read, understand, and agree to the terms in this Agreement.

By:	/s/ Joe Yost	Dated:	12/22/2025
Joe Yost

cc: Total Rewards VP